UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

Tomichi Creek Outfitters

(Exact name of registrant as specified in its charter)

Nevada	333-190727	46-3052781
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

68798 Highway 50, Sargents, Colorado 81248

(Address of principal executive office)

(719) 429-4042

(Registrant's telephone number, including area code)

______________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[⁯] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

Effective February 27, 2015 Jeremy Gindro resigned as Chief Executive Officer, President, Secretary, Treasurer and Director. Effective February 27, 2015, Amber Wick was appointed to the board of directors. Effective February 27, 2015, Amber Wick was appointed as Chief Executive Officer, Secretary, and Treasurer.  Wick will serve in these positions until the next regularly scheduled elections.

Amber Wick: October 2014 to present; Ms. Wick is the Owner of Grasshopper Staffing, Pueblo, Colorado.  The Company is a staffing agency geared toward the cannabis industry. They provide employees, offer training and guidance for new employees, secure proper government required credentials, provide compliance of Colorado laws, recruitment, interview, sales and marketing, employee training, and develop community relationships.  From June - October of 2014, Ms. Wick was the Compliance Manager for The Spot 420, Pueble, Colorado.  Her responsibilities included compliance of ever changing laws, daily sales and data entry, ordering of safety exit containers, manage website development, emails and social media.  From 2011 - 2014; Ms. Wick was Executive Assistant to CEO, Breckenridge Distillery, Breckenridge, Colorado.  Responsibilities included managing all local needs in Pueblo, CO, scheduling, travel arrangements, emails, filing, outstanding invoices, live events and tastings. Product developments & branding, development of partnership with Solar Roast Coffee, ordering custom items for distillery and tasting rooms. Job also entailed offsite duties and marketing promotions.  From 2003 - 2011; Ms. Wick was a Co-Owner of Wick’s Window Tint and Clear Bra, Pueblo, Colorado.  In charge of all front office responsibilities, schedule appointments, answer phones, accounts receivable and payable, deposits, and invoicing. Order material and supplies, cash and credit card handling, filing, and customer service.

Ms. Wick is a graduate of Colorado State University with a Bachelor of Science Sociology.

Ms. Wick has not held directorship during the past five years in any publically traded company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMICHI CREEK OUTFITTERS

Date: March 3, 2015
By: /s/ Amber Wick
Amber Wick
Chief Executive Officer

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